EXHIBIT 11

                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                (UNAUDITED)
                      (Millions, except share data)

                                                  2000             1999
                                               -----------     -----------
Basic Earnings Per Common Share

Net income                                     $     106.5     $     109.9
Less dividends on preferred shares                              (     22.8)
                                               -----------     -----------
Net income available to common stockholders    $     106.5     $      87.1
                                               ===========     ===========

Weighted average shares                        311,160,698     262,704,000
                                               ===========     ===========
Basic earnings per share                       $       .34     $       .33
                                               ===========     ===========

Diluted Earnings Per Common Share

Net income available to common stockholders    $     106.5     $      87.1
Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible Notes
    due 2006, net of tax                                                .3
                                               -----------     -----------
Net income available to common
  stockholders plus assumed conversions        $     106.5     $      87.4
                                               ===========     ===========

Weighted average shares                        311,160,698     262,704,000
Plus incremental shares from assumed
  conversions
  Employee stock plans                           5,918,972      10,512,582
  8 1/4% Convertible Notes due 2006                              3,271,418
  Preferred stock                                                1,342,000
                                               -----------     -----------
Adjusted weighted average shares               317,079,670     277,830,000
                                               ===========     ===========
Diluted earnings per share                     $       .34     $       .31
                                               ===========     ===========

The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

  Series A preferred stock                                     41,865,828